Exhibit 95

Mine Safety Disclosure

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining- Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Center Mine / 3200218	—	—	—	—	—	$484	—	No	No	—	—	—

For the quarter ended December 31, 2017, BNI Energy, owner of Center Mine, received three citations under Section 104(a) of the Mine Safety Act, none of which were significant and substantial (S&S) citations; eighteen citations were received for the year ended December 31, 2017, one of which was a S&S citation. The total proposed penalties on BNI with respect to the three citations were $484. For the year ended December 31, 2017, BNI Energy paid $2,871 in penalties for citations closed during the period. For the year ended December 31, 2017, there were no citations, orders, violations or notices received under Sections 104(b), 104(d), 107(a), 104(e) or 110(b)(2) of the Mine Safety Act and there were no fatalities.